Exhibit 5.1 - Opinion re: Legality

CLARK, WILSON BC's Law Firm for Business	Our File No. 28362-1 / D/WLM762140.1	Clark, Wilson Barristers & Solicitors Patent & Trade-Mark Agents 800 - 885 W Georgia Street Vancouver, BC V6C 3H1 Tel. 604.687.5700 Fax. 604.687.6314

Exhibit 5.1

August 29, 2005

Mustang Resources Inc.
1574 Gulf Rd., #1505
Point Roberts, WA 98281

Dear Sirs:

                    Re:     Common Stock of Mustang Resources Inc. - Amended
                               Registration Statement on Form SB-2/A filed August 29,
                               2005
                 _______________________________________________________

                    We have acted as special counsel to Mustang Resources Inc. (the "Company"), a Nevada corporation, in connection with the filing of a amended registration statement on Form SB-2/A (the "Amended Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 98,000 shares of the Company's common stock (the "Registered Shares"), as further described in the Amended Registration Statement filed on August 29, 2005.

                    In connection with this opinion, we have examined the following documents:

          (a)     Corporate Charter and Articles of the Company;

          (b)     By-Laws of the Company;

          (c)     Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

          (d)     The Amended Registration Statement; and

          (e)     The Prospectus/Information Statement (the "Prospectus") constituting a part of the Amended Registration Statement.

                    In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

                    We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

                    Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below,

D/WLM/762140.1	www.cwilson.com

we are of the opinion that the Registered Shares to which the Amended Registration Statement andProspectus relate, have been duly and validly authorized and issued, fully paid and non-assessable.

                    We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia.  We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.  This opinion letter is opining upon and is limited to the current federal laws of the United States and, to the limited extent set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

                    We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ "Clark Wilson LLP"

D/WLM/762140.1